Exhibit 99.1

NAVISTAR REPORTS FIRST QUARTER 2016 RESULTS

•	Net loss of $33 million, or 40 cents per share, on revenues of $1.8 billion

•	Adjusted EBITDA of $77 million, up 43 percent year-over-year

•	Tightens FY 2016 full-year adjusted EBITDA target to $600 million - $650 million

LISLE, Ill., March 8, 2016 — Navistar International Corporation (NYSE: NAV) today announced a first quarter 2016 net loss of $33 million, or $0.40 per diluted share, an improvement of 21 percent and 23 percent, respectively, compared to a first quarter 2015 net loss of $42 million, or $0.52 per diluted share.

Revenues in the quarter were $1.8 billion, a decline of 27 percent compared to $2.4 billion in the first quarter last year. The decline reflects lower volumes in its Core U.S. and Canadian markets, due to softer industry conditions; lower volumes in Mexico and export markets, reflecting a stronger U.S. dollar; and, lower engine volumes in Brazil, due to ongoing weak economic conditions in that country. Additionally, one-quarter of the year-over-year decline was due to the discontinuation of the company’s Blue Diamond Truck joint venture in mid-2015.

First quarter 2016 EBITDA was $82 million, compared to first quarter 2015 EBITDA of $101 million. This year’s results included a $5 million charge for pre-existing warranties and a net $10 million benefit related to a one-time fee received, partly offset by asset impairment and restructuring costs. As a result, first quarter adjusted EBITDA was $77 million, up 43 percent, compared to adjusted EBITDA of $54 million in the comparable period last year.

“Despite a lower revenue base, we continued to unlock value by significantly improving adjusted EBITDA through managing and optimizing our costs,” said Troy A. Clarke, Navistar president and chief executive officer. “We are encouraged by our Q1 performance and remain on track to achieve our goals of returning to profitability and generating manufacturing free cash flow in 2016.”

“This was a solid quarter in which we made real progress toward our 2016 targets,” said Walter G. Borst, Navistar executive vice president and chief financial officer. “We operated within our indicated cash range in what is seasonally our weakest revenue and most cash-intensive quarter, ending the first quarter 2016 with $673 million in manufacturing cash, cash equivalents and marketable securities. We also continued to manage costs out of our business, putting us on track to achieve our annual $200 million cost reduction target.”

Significant first quarter items include:

•	Achieved $57 million in structural cost reductions.

•	Delivered record Q1 Parts segment profit of $150 million.

•	Used truck inventory increased $50 million to $440 million.

•	Warranty expense, excluding pre-existing adjustments, declined to 2.6 percent of manufacturing revenue, approaching best-in-class quality levels.

“We expect the industry’s oversupply of used trucks will continue in the near term,” Borst said. “While our inventory is higher than we planned, I am confident in our abilities to address this issue and bring these inventories down over time.”

On February 1, the company unveiled its new HX Series of premium severe service trucks, returning Navistar to a segment from which it had been largely absent since 2010. One week after the launch, the company had received more than 300 orders for the HX, and customer feedback has been overwhelmingly positive.

“Navistar is bringing to market trucks that customers want to buy and solutions that deliver uptime, support our Parts business, and position our dealer network for success,” Clarke said. Over the next few years, the company expects to announce a new product on average every six months, completely refreshing the product line by the end of 2018.

GUIDANCE

Industry

•	Continue forecast of fiscal year 2016 retail deliveries of Class 6-8 trucks and buses in the United States and Canada of 350,000 units-380,000 units.

•	Class 8 (heavy) market to be down for the fiscal year, at 240,000-270,000 units versus 279,000 for 2015.

•	Project the medium, school bus and severe service segments to grow in 2016.

Navistar

•	Revised 2016 revenue guidance to $9.0 billion - $9.25 billion.

•	Tightened 2016 adjusted EBITDA guidance to $600 million - $650 million.

•	Maintained total cost reduction guidance of $200 million.

•	Updated its end-of-year manufacturing cash guidance to be $900 million - $1 billion.

•	Reiterated its goal is to achieve profitability and be manufacturing free cash flow positive in 2016.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Quarters Ended January 31,
(in millions, except per share data)	2016	2015
Sales and revenues, net	$1,765	$2,421
Segment Results:
Truck	$(51)	$(18)
Parts	150	145
Global Operations	(13)	(15)
Financial Services	26	24
Loss from continuing operations, net of tax(A)	$(33)	$(42)
Net loss(A)	(33)	(42)
Diluted loss per share from continuing operations(A)	$(0.40)	$(0.52)
Diluted loss per share(A)	$(0.40)	$(0.52)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment — Truck segment first quarter 2016 net sales decreased $573 million, or 34 percent, due to lower core truck volumes as a result of softer industry conditions; a decline of $158 million in Ford sales through the BDT joint venture, as production for the JV ceased in mid-2015; and, a decline in export truck markets. Truck chargeouts in the company’s Core market were down 19 percent year over year.

The Truck segment loss increased by $33 million in first quarter 2016 versus first quarter 2015. Lower structural and product costs and lower accelerated depreciation charges in first quarter 2016 were more than offset by the impact of lower volumes and an increase in used truck reserves this year, and a benefit for adjustments to pre-existing warranties in the first quarter of 2015 of $55 million.

Parts Segment — Parts segment first quarter net sales decreased $56 million, or nine percent, primarily due to lower volumes in North America markets compared to strong North America markets in the previous year; a decline in Blue Diamond Parts due to a decrease of units in operation; and, decreased export parts sales due to economic conditions in export markets.

Parts segment profit increased by $5 million, or three percent, primarily due to the impact of cost-reduction initiatives, partially offset by the decline in volumes.

Global Operations Segment — Global Operations segment first quarter net sales decreased $60 million, or 39 percent, primarily driven by a decrease in South America engine operations, reflecting lower volumes and unfavorable movements in foreign currency exchange rates, as the average conversion rate of the Brazilian Real to the U.S. dollar weakened by 33 percent for the first quarter of 2016 compared to the same period last year. The continued economic downturn in the Brazil economy contributed to 18 percent lower engine volumes in first quarter 2016 compared to the comparable prior year period.

The Global Operations segment results improved $2 million, to a loss of $13 million, compared with the comparable prior year period, primarily due to lower manufacturing and structural costs as a result of prior year restructuring and cost-reduction efforts.

Financial Services Segment — Financial Services segment first quarter net revenues decreased by $1 million, or two percent, primarily driven by a decrease in the average retail notes receivable balances, partially offset by higher revenues from operating leases.

The Financial Services segment profit increased by $2 million, or eight percent, primarily due to an increase in gains on lease terminations, a decrease in the provision for loan losses, and cost reduction initiatives, partially offset by a decrease in revenue and lower interest income from intercompany loans.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2015. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	Quarters Ended January 31,
(in millions, except per share data)	2016	2015
Sales and revenues
Sales of manufactured products, net	$1,730	$2,385
Finance revenues	35	36

Sales and revenues, net	1,765	2,421

Costs and expenses
Costs of products sold	1,466	2,045
Restructuring charges	3	3
Asset impairment charges	2	7
Selling, general and administrative expenses	205	241
Engineering and product development costs	58	79
Interest expense	81	77
Other income, net	(22)	(3)

Total costs and expenses	1,793	2,449
Equity in income (loss) of non-consolidated affiliates	(1)	2

Loss from continuing operations before income taxes	(29)	(26)
Income tax benefit (expense)	5	(7)

Loss from continuing operations	(24)	(33)
Income (loss) from discontinued operations, net of tax	—	—

Net loss	(24)	(33)
Less: Net income attributable to non-controlling interests	9	9

Net loss attributable to Navistar International Corporation	$(33)	$(42)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(33)	$(42)
Income (loss) from discontinued operations, net of tax	—	—

Net loss	$(33)	$(42)

Loss per share:
Basic:
Continuing operations	$(0.40)	$(0.52)
Discontinued operations	—	—

	$(0.40)	$(0.52)

Diluted:
Continuing operations	$(0.40)	$(0.52)
Discontinued operations	—	—

	$(0.40)	$(0.52)

Weighted average shares outstanding:
Basic	81.7	81.5
Diluted	81.7	81.5

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

(in millions, except per share data)	January 31, 2016	October 31, 2015
ASSETS	(Unaudited )
Current assets
Cash and cash equivalents	$579	$912
Marketable securities	152	159
Trade and other receivables, net	340	429
Finance receivables, net	1,431	1,779
Inventories, net	1,269	1,135
Deferred taxes, net	—	36
Other current assets	168	172

Total current assets	3,939	4,622
Restricted cash	118	121
Trade and other receivables, net	12	13
Finance receivables, net	198	216
Investments in non-consolidated affiliates	64	66
Property and equipment (net of accumulated depreciation and amortization of $2,555 and $2,546, respectively)	1,304	1,345
Goodwill	38	38
Intangible assets (net of accumulated amortization of $123 and $120, respectively)	52	57
Deferred taxes, net	157	128
Other noncurrent assets	98	86

Total assets	$5,980	$6,692

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,492	$1,110
Accounts payable	1,031	1,301
Other current liabilities	1,277	1,377

Total current liabilities	3,800	3,788
Long-term debt	3,607	4,188
Postretirement benefits liabilities	2,966	2,995
Deferred taxes, net	—	14
Other noncurrent liabilities	797	867

Total liabilities	11,170	11,852
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock (86.8 shares issued, and $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid-in capital	2,501	2,499
Accumulated deficit	(4,899)	(4,866)
Accumulated other comprehensive loss	(2,601)	(2,601)
Common stock held in treasury, at cost (5.3 shares, at both dates)	(209)	(210)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,197)	(5,167)
Stockholders’ equity attributable to non-controlling interests	7	7

Total stockholders’ deficit	(5,190)	(5,160)

Total liabilities and stockholders’ deficit	$5,980	$6,692

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Quarters Ended January 31,
(in millions)	2016	2015
Cash flows from operating activities
Net loss	$(24)	$(33)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39	58
Depreciation of equipment leased to others	19	21
Deferred taxes, including change in valuation allowance	(18)	(12)
Asset impairment charges	2	7
Amortization of debt issuance costs and discount	9	9
Stock-based compensation	1	2
Provision for doubtful accounts, net of recoveries	2	(3)
Equity in income of non-consolidated affiliates, net of dividends	1	5
Other non-cash operating activities	(5)	(11)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(128)	(254)

Net cash used in operating activities	(102)	(211)

Cash flows from investing activities
Purchases of marketable securities	(117)	(140)
Sales of marketable securities	115	507
Maturities of marketable securities	9	63
Net change in restricted cash and cash equivalents	(1)	53
Capital expenditures	(29)	(17)
Purchases of equipment leased to others	(49)	(10)
Proceeds from sales of property and equipment	14	1
Investments in non-consolidated affiliates	(1)	—

Net cash provided by (used in) investing activities	(59)	457

Cash flows from financing activities
Proceeds from issuance of securitized debt	50	250
Principal payments on securitized debt	(8)	(240)
Net change in secured revolving credit facilities	(108)	(27)
Proceeds from issuance of non-securitized debt	42	35
Principal payments on non-securitized debt	(77)	(78)
Net decrease in notes and debt outstanding under revolving credit facilities	(70)	(43)
Principal payments under financing arrangements and capital lease obligations	(1)	—
Debt issuance costs	(1)	(4)
Proceeds from financed lease obligations	7	10
Dividends paid by subsidiaries to non-controlling interest	(10)	(12)
Other financing activities	1	—

Net cash used in financing activities	(175)	(109)

Effect of exchange rate changes on cash and cash equivalents	3	(14)

Increase (decrease) in cash and cash equivalents	(333)	123
Cash and cash equivalents at beginning of the period	912	497

Cash and cash equivalents at end of the period	$579	$620

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services (A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2016
External sales and revenues, net	$1,081	$562	$84	$35	$3	$1,765
Intersegment sales and revenues	51	8	8	24	(91)	—

Total sales and revenues, net	$1,132	$570	$92	$59	$(88)	$1,765

Income (loss) from continuing operations attributable to NIC, net of tax	$(51)	$150	$(13)	$26	$(145)	$(33)
Income tax benefit	—	—	—	—	5	5

Segment profit (loss)	$(51)	$150	$(13)	$26	$(150)	$(38)

Depreciation and amortization	$34	$3	$5	$12	$4	$58
Interest expense	—	—	—	19	62	81
Equity in income (loss) of non-consolidated affiliates	1	1	(3)	—	—	(1)
Capital expenditures(B)	25	1	1	—	2	29

(in millions)	Truck	Parts	Global Operations	Financial Services (A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2015
External sales and revenues, net	$1,631	$614	$138	$36	$2	$2,421
Intersegment sales and revenues	74	12	14	24	(124)	—

Total sales and revenues, net	$1,705	$626	$152	$60	$(122)	$2,421

Income (loss) from continuing operations attributable to NIC, net of tax	$(18)	$145	$(15)	$24	$(178)	$(42)
Income tax expense	—	—	—	—	(7)	(7)

Segment profit (loss)	$(18)	$145	$(15)	$24	$(171)	$(35)

Depreciation and amortization	$52	$3	$7	$12	$5	$79
Interest expense	—	—	—	20	57	77
Equity in income (loss) of non-consolidated affiliates	2	1	(1)	—	—	2
Capital expenditures(B)	14	—	2	—	1	17

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2016	$1,934	$623	$349	$2,094	$980	$5,980
October 31, 2015	1,876	641	409	2,455	1,311	6,692

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $42 million and $45 million for the three months ended January 31, 2016 and 2015, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Adjusted EBITDA margin:

We define Adjusted EBITDA margin as a percentage of the Company’s consolidated sales and revenues. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

(in millions)	Three Months Ended January 31,
	2016	2015
Loss from continuing operations attributable to NIC, net of tax	$(33)	$(42)
Plus:
Depreciation and amortization expense	58	79
Manufacturing interest expense(A)	62	57
Less:
Income tax benefit (expense)	5	(7)

EBITDA	$82	$101

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended January 31,
(in millions)	2016	2015
Interest expense	$81	$77
Less: Financial services interest expense	19	20

Manufacturing interest expense	$62	$57

Adjusted EBITDA reconciliation:

	Three Months Ended January 31,
(in millions)	2016	2015
EBITDA (reconciled above)	$82	$101
Less significant items of:
Adjustments to pre-existing warranties(A)	5	(57)
North America asset impairment charges(B)	2	7
Cost reduction and other strategic initiatives	3	3
One-time fee received(C)	(15)	—

Total adjustments	(5)	(47)

Adjusted EBITDA	$77	$54

Adjusted EBITDA margin	4.4%	2.2%

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the first quarter of 2016, the Truck segment recorded $2 million of asset impairment charges relating to certain long lived assets. In the first quarter of 2015, the Truck segment recorded $7 million of asset impairment charges relating to certain operating leases.
(C)	In the first quarter of 2016, we received a $15 million one-time fee from a third party which was recognized in Other income, net.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of January 31, 2016
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$544	$35	$579
Marketable securities	129	23	152

Total Cash and cash equivalents and Marketable securities	$673	$58	$731